EXHIBIT 4.1
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                          FIRST SUPPLEMENTAL INDENTURE

         FIRST SUPPLEMENTAL INDENTURE (this "SUPPLEMENTAL INDENTURE"), dated as of July 25, 2005, between SpectraSite, Inc., a Delaware corporation (the "COMPANY"), and The Bank of New York, a State banking corporation organized under the laws of the State of New York, as trustee (the "TRUSTEE").

         WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of May 21, 2003 (the "INDENTURE"), pursuant to which the Company's 8 1/4% Senior Notes due 2010 (the "NOTES") were issued. Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Indenture;

         WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may make certain amendments to the Indenture with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

         WHEREAS, the Company distributed an Offer to Purchase and Consent Solicitation Statement dated as of July 11, 2005 (the "OFFER TO PURCHASE") in order to, among other things, make an offer to purchase (the "OFFER") any and all outstanding Notes upon terms and conditions described in the Offer to Purchase and to solicit consents (the "CONSENTS") from the Holders to amendments to the Indenture (the "AMENDMENTS");

         WHEREAS, Holders of at least a majority in principal amount of the outstanding Notes have given and, as of the date hereof, have not withdrawn their consent to the Amendments; and

         WHEREAS, the execution of this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel with respect to such execution and all things necessary to make this Supplemental Indenture a valid agreement among the Company and the Trustee in accordance with its terms have been done.

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

         1. EFFECT. This Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto. Notwithstanding the foregoing, the Amendments set forth in Section 2 below will only become operative on the date (the "OPERATIVE DATE") when validly tendered Notes representing at least a majority in principal amount of the outstanding Notes are accepted for purchase pursuant to the Offer. Upon such acceptance for purchase, the Company shall promptly deliver written notice of the Operative Date to the Trustee, stating that it has accepted for purchase such Notes. If, after the date hereof, either the Offer is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Offer are not made on the applicable Settlement Date (as defined in the Offer to Purchase), the Amendments set forth in Section 2 shall have no effect and the Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof.


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         2.     AMENDMENTS.

         The Indenture is hereby amended as follows:

                (a)     Section 1.1 is hereby amended as follows:

                        The definitions of "Adjusted EBITDA," "Asset
Disposition," "Average Life," "Completed Broadcast Tower," "Completed Tower," "Consolidated Indebtedness," "Consolidated Interest Expense," "Consolidated Net Income," "Consolidated Tangible Assets," "Credit Facility," "EBITDA," "Indebtedness to Adjusted EBITDA Ratio," "Investment," "Net Available Cash," "Net Cash Proceeds," "Non-Recourse Debt," "Permitted Business," "Permitted Investment," "Permitted Liens," "Qualified Proceeds," "Refinance," "Refinancing Indebtedness," "Restricted Payment," "Senior Indebtedness," "Site Management Contract," "Temporary Cash Investments," "Tower Asset Exchange," "Tower Assets" and "Tower EBITDA" are hereby deleted in their entirety.

                (b) Section 1.2 is hereby amended by deleting the following terms and their corresponding section numbers in their entirety: "Affiliate Transaction," "Offer," "Offer Amount," "Offer Period" and "Purchase Date."

                (c) The text of Section 4.2 is hereby deleted in its entirety and replaced with the following: "The Issuer will comply with the provisions of TIA ss. 314(a).".

                (d) The text of Section 4.17 is hereby deleted in its entirety and replaced with the following: "Except as otherwise permitted by
Article V, the Issuer shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its corporate existence and the material rights (charter and statutory) and franchises of the Issuer.".

                (e) Section 5.1 is hereby amended by deleting the text of clauses (ii) and (iii) and by replacing such text with the words "[INTENTIONALLY DELETED]".

                (f) Section 6.1 is hereby amended by: (1) deleting the text of clause (4) and by replacing such text with "the Issuer fails to comply with
Section 4.2 and such failure continues for 30 days after the notice specified below;"; (2) adding the word "or" following the end of clause (7); (3) replacing the ";" at the end of clause (8) with "."; and (4) deleting the text of clause
(5), (6) and (9) and by replacing such text with the words "[INTENTIONALLY DELETED]".

                (g)     The text of Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9,
4.10, 4.11, 4.12, 4.18, and 4.19 of the Indenture is hereby deleted in its entirety and these Sections shall be of no further force and effect and the words "[INTENTIONALLY DELETED]" shall be inserted, in each case, in place of the deleted text.

         3. GOVERNING LAW. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to the applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.


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         4.     COUNTERPARTS. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

         5. EFFECT ON INDENTURE. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including with respect to this Supplemental Indenture.

         6. CONFLICT WITH TRUST INDENTURE ACT. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that may not be so limited, qualified or conflicted with, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

         7. SEPARABILITY CLAUSE. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         8. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

         9. BENEFITS OF SUPPLEMENTAL INDENTURE, ETC. Nothing in this Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

         10. SUCCESSORS. All agreements of the Company in this Supplemental Indenture, the Indenture and the Notes shall bind its successors.

         11. TRUSTEE. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee, and the Trustee assumes no responsibility for their incorrectness.


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         IN WITNESS WHEREOF, the parties have executed this First Supplemental
Indenture as of the date first written above.


                                      SPECTRASITE, INC.


                                      By: /s/ Mark A. Slaven
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                                          Name:  Mark A. Slaven
                                          Title: Chief Financial Officer



                                      THE BANK OF NEW YORK, not in its
                                      individual capacity, but solely as Trustee


                                      By: /s/ Van K. Brown
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                                          Name:  Van K. Brown
                                          Title: Vice President





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